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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                    FORM 11-K/A
                                  Amendment No. 1



              ( X ) ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                    FOR THE FISCAL YEAR ENDED MARCH 31, 2004

                                    -- OR --

             ( ) TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              ---------------------

                  TXU DEFERRED AND INCENTIVE COMPENSATION PLAN

                         Commission File Number 1-12833



                                    TXU Corp.


            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411
                                 (214) 812-4600



           (Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office)



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This amended Form 11-K is being filed to provide a correction to the
Registration Statement number in Exhibit 23 that was filed on June 28, 2004.



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EXHIBITS

      The following exhibits are filed herewith:

         Exhibit 23   Consent of Independent Registered Public Accounting Firm




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                                    SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Organization and Compensation Committee of the Board of Directors of TXU Corp. has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.



                              TXU DEFERRED AND INCENTIVE COMPENSATION PLAN


                                  By              /s/ Diane J. Kubin
                                      -----------------------------------------
                                                  Plan Administrator
                                       Organization and Compensation Committee

July 1, 2004


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